Filed pursuant to Rule 424(b)(7)

Registration No. 333-161905

PROSPECTUS SUPPLEMENT NO. 6

(To prospectus dated September 14, 2009)

5,242,165 Shares

Unisys Corporation

Common Stock

This prospectus supplement no. 6, which supplements the prospectus filed by us on September 14, 2009, as supplemented on October 14, 2009, November 24, 2009, January 14, 2010, February 18, 2010 and March 12, 2010, relates to the resale from time to time by selling stockholders of the shares of common stock that we issued on July 31, 2009 in private offers to exchange certain of our existing senior notes for a combination of new secured notes, shares of common stock and cash. The information in this prospectus supplement no. 6 gives effect to the one-for-ten reverse stock split of our common stock that became effective at 11:59 p.m. Eastern time, on October 23, 2009.

You should read this prospectus supplement in conjunction with the related prospectus, including any amendments or supplements thereto, which should be delivered in conjunction with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with the prospectus, including any such amendments or supplements to the prospectus. This prospectus supplement is qualified by reference to the prospectus, as previously supplemented, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus, as previously supplemented.

You should read and rely only on the information contained in this prospectus supplement and the related prospectus, as previously supplemented, together with additional information described on page 2 of the related prospectus under the heading “Where You Can Find More Information; Incorporation of Certain Documents by Reference.” Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement or the related prospectus, as previously supplemented, is accurate only as of the date of the documents containing the information.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the related prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated April 28, 2010.

EXPLANATORY NOTE

The information appearing under the headings “Price Range of Common Stock,” “Selling Stockholders” and “Description of Capital Stock” of the prospectus, as previously supplemented, is amended and restated in its entirety by the information below.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the NYSE under the symbol “UIS.” As of April 26, 2010, there were approximately 42.6 million shares of our common stock outstanding and 19,457 stockholders of record. The following table provides the high and low sales prices per share of our common stock during the periods indicated as reported on the NYSE, as adjusted to give retroactive effect to the one-for-ten reverse stock split effected on October 23, 2009.

	Sales Prices
	Low	High
2010
Second Quarter (through April 27, 2010)	$30.69	$39.23
First Quarter ended March 31, 2010	$28.68	$40.40
2009
Fourth Quarter ended December 31, 2009	$23.92	$40.05
Third Quarter ended September 30, 2009	14.10	31.70
Second Quarter ended June 30, 2009	5.00	16.40
First Quarter ended March 31, 2009	2.80	13.70
2008
Fourth Quarter ended December 31, 2008	$3.80	$29.20
Third Quarter ended September 30, 2008	27.00	42.90
Second Quarter ended June 30, 2008	38.50	51.10
First Quarter ended March 31, 2008	30.40	47.50

The last reported sales price per share of our common stock on April 27, 2010 as reported by the NYSE was $30.81.

SELLING STOCKHOLDERS

On July 31, 2009, we completed our private offers to exchange certain of our existing senior notes for a combination of new senior secured notes, shares of common stock and cash. In connection with these exchange offers, we entered into a registration rights agreement (the “Registration Rights Agreement”), for the benefit of holders of senior notes who received shares of our common stock in the exchange offers. Pursuant to the Registration Rights Agreement, we agreed, among other things, to file a shelf registration statement covering the resale on a delayed or continuous basis of the common stock received by these holders of senior notes. This prospectus covers 5,242,165 shares of our common stock that may be offered for resale by the selling stockholders named in this prospectus and/or in an accompanying prospectus supplement and the persons to whom the selling stockholders may transfer their shares and validly assign their rights under the Registration Rights Agreement. The information in this prospectus supplement, including the information in the table below, gives effect to the one-for-ten reverse stock split of our common stock that became effective at 11:59 p.m. Eastern time, on October 23, 2009.

Information below with respect to beneficial ownership has been furnished by each selling stockholder and we have not sought to verify such information. Except as stated in the footnotes below, none of the selling stockholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or any of our predecessors or affiliates within the past three years.

The following table sets forth information with respect to certain of the selling stockholders and the shares of our common stock beneficially owned by such selling stockholders that may from time to time be offered or sold pursuant to this prospectus. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in supplements to this prospectus or a post-effective amendment to the registration statement to which this prospectus relates if and when necessary. The selling stockholders may offer all, some or none of their shares of common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, after the date on which they provide the information set forth in the table below.

Name (1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Outstanding Shares of Common Stock Beneficially Owned Prior to Offering (2)	Number of Shares of Common Stock That May be Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby	Percentage of Outstanding Shares of Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby
642 – UBS Securities LLC (3)	1,390,497	3.29%	1,390,497	0	0
Harbinger Capital Partners Master Fund I, LTD.	819,645	1.94%	819,645	0	0
Brevan Howard Master Fund Limited (4).	291,854	*	291,854	0	0
RBS Securities Inc. (3)	257,168	*	257,168	0	0
Citi Global Markets Inc. (3)(5)	238,301	*	238,301	0	0
Transamerica Life Insurance Company (6)	183,553	*	183,553	0	0
Whitebox Hedged High Yield Partners, LP (7)	137,510	*	137,510	0	0
Whitebox Combined Partners, LP (7)	132,126	*	132,126	0	0
Brevan Howard Credit Catalysts Master Fund Ltd (8).	125,080	*	125,080	0	0
Del Mar Master Fund, Ltd.	154,281	*	104,281	0	0
Credit Suisse Securities (USA) LLC (3)	92,632	*	92,632	0	0
Transamerica High Yield Bond Fund (6)	81,972	*	81,972	0	0
Nicholas Applegate Convertible and Income Fund (9)	66,381	*	66,381	0	0
DRE Partners, LP (7)	65,529	*	65,529	0	0
Lord Abbett Bond Debenture Fund	64,292	*	64,292	0	0
Nicholas – Applegate Convertible and Income Fund II (9)	57,380	*	57,380	0	0

Goldman, Sachs & Co. (3) (10)	53,053	*	53,053	0	0
Goldman Sachs Investment Partners Master Fund, L.P. (11)	50,023	*	48,219	0	0
Deutsche Bank Securities Inc.	44,200	*	44,200	0	0
Monumental Life Insurance Company (6)	33,431	*	33,431	0	0
Deutsche Bank AG London	32,824	*	32,824	0	0
Peritus I CDO	32,146	*	32,146	0	0
Fore Multi Strategy Master Fund, Ltd. (12)	32,145	*	32,145	0	0
F Cubed Partners, LP (7)	27,693	*	27,693	0	0
Teak Hill Master Fund L.P. (13)	139,756	*	25,716	0	0
The Prudential Assurance Company Limited (14)	32,145	*	32,145	0	0
Pandora Select Partners, LP (7)	22,502	*	22,502	0	0
Stonehill Offshore Partners Limited (15)	22,100	*	22,100	0	0
Investeringsselskabet Luxor A/S (16)	19,287	*	19,287	0	0
Stonehill Institutional Partners, L.P. (17).	18,082	*	18,082	0	0
AEGON Global Institutional Markets plc (6)	16,073	*	16,073	0	0
Pioneer High Yield (18)	15,815	*	15,815	0	0
TCW High Income Portfolio (18)	15,108	*	15,108	0	0
Nicholas Applegate Equity & Convertible Income Fund (9)	14,787	*	14,787	0	0
Cantor Fitzgerald & Co. (3) (19)	12,858	*	12,858	0	0
City of Pontiac (20)	12,858	*	12,858	0	0
NACM CLO I (9)	12,858	*	12,858	0	0
Swiss Life Insurance & Pension Company (KV)	12,215	*	12,215	0	0
Transamerica Financial Life Ins Company (6)	11,251	*	11,251	0	0
RGA Operating (18)	9,643	*	9,643	0	0
Contra Costa Employee Retirement Association (9)	9,611	*	9,611	0	0
Central States Goldman Co. (18)	8,357	*	8,357	0	0
TCW High Yield Bond Fund (18)	8,036	*	8,036	0	0
Met Investors Series Trust – Bond Debenture Portfolio	7,715	*	7,715	0	0
Barclays Capital Inc. (3).	7,393	*	7,393	0	0
Commissioners of the Land Office of the State of Oklahoma Trustees of Oklahoma School Land Trust (9)	6,718	*	6,718	0	0
DuPont Pension Trust	6,429	*	6,429	0	0
Halbis Distressed Opportunities Master Fund Ltd.	6,429	*	6,429	0	0
LeBow Gamma Limited Partnership (21)	6,429	*	6,429	0	0
Thrivent Financial for Lutherans (22)	6,429	*	6,429	0	0
Woodpile Investments Ltd. (23)	6,429	*	6,429	0	0
AEGON Levensverzekering N.V.	6,292	*	6,292	0	0
Swiss Life Insurance & Pension Company (EV)	6,107	*	6,107	0	0
TCW High Yield Trust (18)	5,947	*	5,947	0	0
Detroit Police and Fire Retirement System of the City of Detroit (24)	5,866	*	5,866	0	0
Northern Trust Company of Connecticut Advisors Fund (9)	5,818	*	5,818	0	0
UFCW Atlanta Pension Fund (9)	5,657	*	5,657	0	0
Rockwell Fund, Inc. (25)	5,625	*	5,625	0	0
High Yield Fund Insured (6)	5,541	*	5,541	0	0
Northwestern Mutual Series Fund, Inc. – High Yield Bond Portfolio (26)	5,207	*	5,207	0	0
Textron Inc. (9)	5,207	*	5,207	0	0
First Clearing LLC (3)	4,410	*	4,410	0	0
Brock Milstein TTE UA DTD 9/8/03 Brock Milstein Trust	4,018	*	4,018	0	0
Nicholas-Applegate U.S. High Yield Bond Fund (9)	4,018	*	4,018	0	0
Cudd & Co. (3)(27)	3,375	*	3,375	0	0
Teamsters Alliance (18)	3,278	*	3,278	0	0
OFI Global High Yield (28)	3,214	*	3,214	0	0
Texas Mutual Insurance HY (18)	3,214	*	3,214	0	0
AEGON Bank N.V.	2,923	*	2,923	0	0

Northwestern Mutual Series Fund, Inc. – Balanced Portfolio (26)	2,893	*	2,893	0	0
UMC Benefit Board, Inc. (29)	2,828	*	2,828	0	0
The Northwestern Mutual Life Insurance Company-Group Annuity Separate Account (26)	2,764	*	2,764	0	0
Fire & Police Pension Assoc. (18)	2,732	*	2,732	0	0
Michelin North America, Inc. Master Retirement Trust (29)	2,668	*	2,668	0	0
Piccadilly Finance (18)	2,635	*	2,635	0	0
Mark L. Milstein Trust	2,410	*	2,410	0	0
CS Fix Inc. Global HY US Pool of CS FI SI	2,410	*	2,410	0	0
Cutler Family Trust U/A (20)	2,330	*	2,330	0	0
Brownstone Investment Group, LLC (3) (30)	2,089	*	2,089	0	0
Macquarie High Yield Bond Fund (29)	1,864	*	1,864	0	0
Commonwealth International Fixed Interest Fund 5 (29)	1,703	*	1,703	0	0
Centrum Bank AG (31)	1,607	*	1,607	0	0
CS SICAV II (Lux) High Yield Bonds US	1,607	*	1,607	0	0
Juan Jose Guillen A. (32)	1,607	*	1,607	0	0
Milstein Properties Ltd. (33)	1,607	*	1,607	0	0
The Hawthorn Fund, LP (34)	1,543	*	1,543	0	0
High Yield Fund Institutional (6)	1,543	*	1,543	0	0
Allianz NACM Income and Growth Fund (9)	1,285	*	1,285	0	0
Goldman Sachs JBWere Global High Yield Pooled Fund (29)	1,125	*	1,125	0	0
US Bank as Custodian for CNI Charter High Yield Bond Fund	1,044	*	1,044	0	0
TCW CEI HY Fund (18)	964	*	964	0	0
CS High Income Fund	803	*	803	0	0
Manzoor A. Tariq Inc. Defined Benefit Pension Plan (35)	803	*	803	0	0
Smith, Moore & Co. Cust. FBO Jack C. Ashlock IRA/SEP (3) (36)	803	*	803	0	0
Albert D. Cutler IRA Rollover (20)	723	*	723	0	0
CS Global High Yield Fund	642	*	642	0	0
Kraft Foods Master Retirement Trust	642	*	642	0	0
Power Capital Ltd., Maxim (37)	642	*	642	0	0
CS Bond Fund (Lux) High Yield US	482	*	482	0	0
Northwestern Mutual Series Fund, Inc. – Asset Allocation Portfolio (26)	385	*	385	0	0
Wendy Glomb (20)	321	*	321	0	0
DWS Invest SICAV Global HY	320	*	320	0	0
Entsorgungsfonds Fur Kernkraftwerke	320	*	320	0	0
Albert D. Cutler IRA (20)	241	*	241	0	0
Bender Family Trust (20)	241	*	241	0	0
Douglas & Judith Ross Family Trust (20)	241	*	241	0	0
Foreman Trust (20)	241	*	241	0	0
Leslie Brumagin-Nelson TTEE FBO The Leslie Brumagin Trust (20)	241	*	241	0	0
Linda Brumagin TTEE FBO The Linda Brumagin Trust (20)	241	*	241	0	0
Ross Estates Corp. Defined Benefit Plan FBO Douglas Ross (20)	241	*	241	0	0
Ross Estates Corp. Defined Benefit Plan FBO Judith Ross (20)	241	*	241	0	0
Stephen M. Kurtzer Living Trust (20)	241	*	241	0	0
Barry J. & Rochelle Lazar Living Trust DTD 9/13/85 (20)	160	*	160	0	0
Daniel Rosenbaum IRA(20)	160	*	160	0	0
Douglas & Judith Ross TTEE FBO Denise Eckstrom Trust (20)	160	*	160	0	0
Hamilton Family Trust (20)	160	*	160	0	0

The HCF Trust UAD 7/15/98 Richard F. Lee (20)	160	*	160	0	0
Peter & Barbara L. Lackner Living Trust (20)	160	*	160	0	0
SGAM Fund Bonds US (18)	160	*	160	0	0
Stillegungsfonds Fur Kernanlagen	160	*	160	0	0
The Hartford Balanced Income Fund (29)	96	*	96	0	0
John Hancock Trust – Investment Quality Bond Trust (29)	96	*	96	0	0
Andree Phillips TTEE of the Phillips Family Trust of 1986 (20)	80	*	80	0	0
Barbara Jay IND (20)	80	*	80	0	0
Colin C. Carneigie IRA Rollover (20)	80	*	80	0	0
Douglas & Judith Ross TTEE FBO Brian Ross Trust (20)	80	*	80	0	0
Douglas Ross IRA (20)	80	*	80	0	0
Elaine Mura Trust U/A/D 5/29/98 (20)	80	*	80	0	0
Foreman Trust FBO Maintenance & Repair (20)	80	*	80	0	0
Friends of Santa Barbara Public (20)	80	*	80	0	0
Harriet Wolf TTEE FBO The Harriet Wolf TR DTD 2/14/03 (20)	80	*	80	0	0
Jerold Wellen (20)	80	*	80	0	0
John O’Brien & Marsha MacDonald Rev. Trust (20)	80	*	80	0	0
Larry & Toni Wellen JTWROS (20)	80	*	80	0	0
Larry Redfern IRA Rollover (20)	80	*	80	0	0
Leslie Jay (20)	80	*	80	0	0
Sherry Shelley TTEE of the Shelley Family Trust DTD 3/27/89 (20)	80	*	80	0	0
Toni & Larry Wellen TTEES of the Mendelson Trust (20)	80	*	80	0	0
Prime Partners, LLLP (38)	64	*	64	0	0
John Hancock Funds II – Investment Quality Bond Fund (29)	32	*	32	0	0
Total (1)	5,071,907	11.91%	4,906,063	0	0

*	Less than 1%.
(1)	Because certain of the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares of our common stock since the date on which they provided the information presented in this table, this prospectus may not reflect the exact number of shares of common stock held by each selling stockholder on the date hereof. The aggregate number of shares of common stock covered by the registration statement to which this prospectus relates is 5,242,165.

Additional selling stockholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 42,576,470 shares of common stock outstanding as of April 26, 2010.
(3)	The selling stockholder is a registered broker-dealer.
(4)	Brevan Howard Investment Products Limited, as investment manager of Brevan Howard Master Fund Limited, exercises dispositive powers with respect to the shares of common stock.
(5)	The selling stockholder has hedged its exposure through a short sale of 238,300 publicly traded shares of common stock as protection against price fluctuations in the shares. This hedge remains in place as of April 27, 2010.
(6)	Eric Goodman, Chief Investment Officer of AEGON USA Investment Management, LLC, exercises dispositive power with respect to the selling stockholder’s shares of our common stock. Representatives of the selling stockholder have advised us that it is an affiliate of the following registered broker-dealers: Diversified Investors Securities Corp., InterSecurities, Inc., Transamerica Capital Inc., Transamerica Financial Advisors, Inc., Transamerica Securities Sales Corporation, World Group Securities, Inc. and Clark Securities, Inc.
(7)	Andrew Redleaf exercises dispositive powers with respect to the shares of common stock.

(8)	D.W. Investment Management, as investment manager of Brevan Howard Credit Catalysts Master Fund Ltd, exercises dispositive power with respect to the shares of common stock.
(9)	Nicholas-Applegate Capital Management LLC (“Nicholas-Applegate”) is an investment adviser registered under the Investment Advisers Act of 1940. Nicholas-Applegate is an affiliate of Nicholas-Applegate Securities LLC, a limited purpose broker-dealer registered with FINRA (formerly NASD), effective April 1993. Nicholas-Applegate Securities LLC was organized in December 1992 for the sole purpose of distributing mutual funds sponsored by Nicholas-Applegate. This selling stockholder has delegated full investment authority to Nicholas-Applegate, as investment adviser, over the shares of common stock, including full dispositive power. The Chief Investment Officer of Nicholas-Applegate is Horacio A. Valeiras, CFA who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate.
(10)	Goldman, Sachs & Co. (“Goldman”) has completed three advisory assignments for Unisys, including acting as a dealer manager in connection with the exchange offers, for total compensation to Goldman of $10.25 million. From time to time, Goldman may provide investment banking, commercial banking and advisory and other services for Unisys for customary compensation, and may hold Unisys’ securities from time to time.
(11)	In accordance with the SEC Release No. 34-39538 (January 12, 1998) (the “Release”), beneficial ownership of these shares reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”). This information does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units. GS Investment Strategies, LLC (“GSIS”) and Goldman Sachs Investment Partners, GP, LLC (“GSIP GP”) are the investment manager and general partner of the selling stockholder, respectively, and are wholly owned subsidiaries of The Goldman Sachs Group, Inc., a reporting company. No individual within GSIS and GSIP GP has sole voting and investment power with respect to the shares of common stock. Representatives of the selling stockholder have advised us that certain subsidiaries of the Goldman Sachs Group, Inc. are registered broker-dealers. The selling stockholder has sold 48,219 shares of common stock in short sales.
(12)	Matthew Li, LLC, Matthew Li and Fore Research & Management, LP exercise dispositive powers with respect to the shares of common stock. The shares of common stock are currently hedged using put options, which remain in place.
(13)	Varkki Chacko exercises dispositive powers with respect to the shares of common stock.
(14)	PPM America, Inc. (“PPM”), a registered investment adviser and an affiliate of the selling stockholder, acts as investment manager to the selling stockholder. PPM has investment discretionary authority to vote and dispose of the shares of common stock held by the selling stockholder and may be deemed to be a beneficial owner of the shares of common stock. Anthony Balestrieri, a portfolio manager and employee of PPM, may also be deemed to have dispositive powers with respect to the shares of common stock. Mr. Balestrieri disclaims any beneficial ownership of the shares of common stock. PPM also acts as investment manager to another selling stockholder: JNL/PPM America High Yield Bond Fund, a series of JNL Series Trust (“JNL Fund”). The JNL Fund previously sold its 6,429 shares of common stock under the registration statement to which this prospectus relates. PPM has investment discretionary authority to vote and dispose of the shares of common stock held by JNL Fund and may be deemed to be a beneficial owner of the shares of common stock held by JNL Fund. The selling stockholder disclaims beneficial ownership of the shares of common stock beneficially owned by JNL Fund. In addition, representatives of the selling stockholder have advised us that it is an affiliate of the following registered broker-dealers: National Planning Corporation, IFC Holdings, Inc., SII Investments, Inc., Investment Centers of America, Inc., Jackson National Life Distributors LLC and Curian Clearing LLC.
(15)	Stonehill Capital Management LLC, a Delaware limited liability company (“SCM”), and Stonehill Advisers LLC, an Idaho limited liability company (“Advisers”), are the investment advisers of Stonehill Offshore Partners Limited (“Stonehill Offshore”). By virtue of such relationship, SCM and Advisers may be deemed to have voting and dispositive power over the shares of common stock owned by Stonehill Offshore. SCM and Advisers disclaim beneficial ownership of such shares of common stock. Mr. John Motulsky, Mr. Christopher Wilson, Mr. Wayne Teetsel, Mr. Thomas Varkey, Mr. Jonathan Sacks, and Mr. Peter Sisitsky (collectively, the “Members”) are the managing members of SCM and Advisers, and may be deemed to have shared voting and dispositive power over the shares of common stock owned by Stonehill Offshore. The Members disclaim beneficial ownership of such shares of common stock. Stonehill Offshore has sold short 16,500 shares of our common stock. The shares of common stock covered by this registration statement will not be used to cover that short sale.
(16)	Svend Rolf Larsen and Peter Guldberg exercise dispositive powers with respect to the shares of common stock.
(17)	Stonehill Capital Management LLC, a Delaware limited liability company (“SCM”), is the investment adviser of Stonehill Institutional Partners, L.P. (“Stonehill Institutional”). By virtue of such relationship, SCM may be deemed to have voting and dispositive power over the shares of common stock owned by Stonehill Institutional. SCM disclaims beneficial ownership of such shares of common stock. Mr. John Motulsky, Mr. Christopher Wilson, Mr. Wayne Teetsel, Mr. Thomas Varkey, Mr. Jonathan Sacks and Mr. Peter Sisitsky (collectively, the “Members”) are the managing members of SCM, and may be deemed to have shared voting and dispositive power over the shares of common stock owned by Stonehill Institutional. The Members disclaim beneficial ownership of such shares of common stock. Stonehill Institutional has sold short 13,500 shares of our common stock. The shares of common stock covered by this registration statement will not be used to cover that short sale.

(18)	Mark Attanasio exercises dispositive powers with respect to the shares of common stock.
(19)	The selling stockholder has hedged its exposure through a short sale of 12,858 publicly traded shares of common stock as protection against price fluctuations in the shares. The selling stockholder is unable at this time to determine the duration of this hedge.
(20)	Peritus I Asset Management LLC exercises dispositive powers with respect to the shares of common stock.
(21)	Bennett S. Lebow exercises dispositive powers with respect to the shares of common stock.
(22)	The selling stockholder is a fraternal benefit society owned by its policyholders and subject to regulation by state insurance commissioners. Its board has delegated investment authority to its Chief Investment Officer who has sub-delegated authority within its Investment Division. Representatives of the selling stockholder have advised us that it is an affiliate of Thrivent Investment Management Inc.
(23)	Solon Director Limited and Alanna M.T. Woods, as directors of Woodpile Investments Ltd., exercise dispositive powers with respect to the shares of common stock.
(24)	Stephen Sautel, Michael Damaso, Kaitlin Trinh and Anthony Minella exercise dispositive powers with respect to the shares of common stock.
(25)	Margaret E. McConn exercises dispositive powers with respect to the shares of common stock.
(26)	Mason Street Advisors, LLC, a wholly owned company of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), is an investment adviser to Northwestern Mutual Series Fund, Inc. and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to the above-referenced shares of common stock. Andrew T. Wassweiler is a portfolio manager for Mason Street Advisors, LLC and manages the portfolio which holds the shares of common stock and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to the shares of common stock. However, pursuant to Rule 13d-4 under the Exchange Act, the immediately preceding sentence shall not be construed as an admission that Mr. Wassweiler is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any shares of common stock covered by this registration statement. The following FINRA (formerly NASD) members are affiliated with Northwestern Mutual Series Fund, Inc. by virtue of its relationship with Northwestern Mutual and its affiliates: Northwestern Mutual Investment Services, LLC, Russell Implementation Services, Inc. and Russell Financial Services, Inc. In the ordinary course of business, the broker-dealer affiliates which may be deemed to be affiliated with Northwestern Mutual Series Fund, Inc. (by virtue of their relationship with Northwestern Mutual) listed in the immediately preceding sentence may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, securities of Unisys Corporation, for such broker dealers’ own accounts or for the accounts of others. Other affiliates of Northwestern Mutual Series Fund, Inc., including investment adviser affiliates, may in the ordinary course of business, effect transactions in the securities of Unisys Corporation.
(27)	Representatives of the selling stockholder have advised us that it is an affiliate of JPMorgan Chase Bank N.A., which also exercises dispositive powers with respect to the shares of common stock.
(28)	OFI Global High Yield is represented by ADI Alternative Investments. Patrick Hobin, Head of Operations, exercises dispositive powers with respect to the shares of common stock.
(29)	Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.
(30)	Jon Sablowsky exercises dispositive powers with respect to the shares of common stock.
(31)	Juerg Muehlethaler, as Executive Director, and Alessandra Waibel, as an Authorized Officer of the selling stockholder, exercise dispositive powers with respect to the shares of common stock. The selling stockholder has informed us that it is acting as an agent and is not the beneficial owner of the shares of common stock. The principals hold their accounts with the selling stockholder and the selling stockholder or a third party fully manages the accounts.
(32)	Juan Jose Guillen A. exercises dispositive powers with respect to the shares of common stock.
(33)	Robert I. Milstein exercises dispositive powers with respect to the shares of common stock.
(34)	Brian Leshner exercises dispositive powers with respect to the shares of common stock.
(35)	Manzoor A. Tariq exercises dispositive powers with respect to the shares of common stock.
(36)	Jack C. Ashlock exercises dispositive powers with respect to the shares of common stock.
(37)	Marco Santi exercises dispositive powers with respect to the shares of common stock.
(38)	Gregory Mazur exercises dispositive powers with respect to the shares of common stock.

The selling stockholders listed in the above table may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their shares since the date as of which the information is presented in the above table. Information concerning the selling stockholders may change from time to time and any such changed information will be set forth in supplements to this prospectus or post-effective amendments to the registration statement of which this prospectus is a part, as may be appropriate.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms of our common stock, our preferred stock and certain provisions of the Delaware General Corporation Law. For more detailed information, you should refer to our restated certificate of incorporation and by-laws, copies of which have been filed with the SEC and incorporated by reference into this prospectus, and the relevant provisions of the Delaware General Corporation Law.

General

Our authorized capital stock consists of:

•	72,000,000 shares of common stock, par value $0.01 per share; and

•	40,000,000 shares of preferred stock, par value $1.00 per share, including 1,500,000 shares that have been designated as junior participating preferred stock.

As of April 26, 2010, there were 42,576,470 shares of common stock and no shares of preferred stock outstanding.

Common Stock

Subject to the rights of any holders of shares of preferred stock and except as otherwise may be required by applicable law, holders of shares of common stock:

•	are entitled to receive dividends when and as declared by the board of directors from funds legally available for that purpose;

•	have the exclusive right to vote on all matters on which stockholders generally are entitled to vote, including the election of directors, and are entitled to one vote per share; and

•	are entitled, upon any liquidation, dissolution or winding up of Unisys, to a pro rata distribution of the assets and funds available for distribution to stockholders.

Holders of shares of common stock do not have preemptive rights to subscribe for additional shares of common stock or securities convertible into shares of common stock. Our common stock is currently listed on the NYSE under the symbol “UIS”. The Bank of New York Mellon Corporation is the transfer agent for our common stock.

We have not declared or paid any cash dividends on our common stock since 1990 and do not anticipate declaring or paying dividends on the common stock in the foreseeable future. Certain of our debt instruments include restrictions on our ability to pay dividends.

All outstanding shares of our common stock are fully paid and nonassessable. Any additional shares of common stock that we issue will be fully paid and nonassessable.

Preferred Stock

Our restated certificate of incorporation authorizes our board of directors to provide for the issuance of shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of preferred stock we may offer, our board of directors has the authority, subject to applicable law, to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	the ranking of that series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the dividend rate, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable for each share if Unisys is dissolved or liquidated;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	the voting rights for the shares of that series; and

•	any other rights, preferences or limitations of that series.

Junior Participating Preferred Stock

Our restated certificate of incorporation authorizes our board of directors to provide for the issuance of shares of our junior participating preferred stock. The shares of junior participating preferred stock will be nonredeemable. Each share of junior participating preferred stock will have a preferential quarterly dividend equal to the greater of (1) $15 per share or (2) 300 times the aggregate dividend declared per share of common stock. In the event of liquidation, the holders of the shares of junior participating preferred stock will receive a preferred liquidation payment of $100 per share, and will be entitled to receive an aggregate liquidation payment per share equal to 300 times the payment made per share of common stock. Each share of the junior participating preferred stock will have 300 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of the junior participating preferred stock will be entitled to receive 300 times the amount received per share of common stock. The junior participating preferred stock has customary antidilution provisions to protect the dividend, liquidation and voting rights described above.

Anti-Takeover Provisions

Delaware Law

Unisys is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time of the transaction in which the person became an interested stockholder. The provision does not apply if:

•	prior to such time, either the business combination or such transaction is approved by the board of directors of the corporation;

•	upon consummation of the transaction that results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or

•

on or after such time, the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s outstanding voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control or reducing the price that some investors might be willing to pay in the future for our common stock.

Corporate Documents

Our restated certificate of incorporation and by-laws also contain anti-takeover provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control unless the board approves it. These provisions may also make it more difficult to remove the current board of directors.

•

Classified Board — The restated certificate of incorporation and by-laws provide that the board of directors shall have no fewer than 10 and no more than 20 members, with the exact number to be fixed by the board of directors. The board of directors is divided into three classes of directors, as nearly equal in number as possible. One class of directors is elected each year for a term of three years.

•

Removal of Directors; Vacancies — Directors may be removed from office only for cause and only by the affirmative vote of at least 80% of the outstanding voting stock. Vacancies in the board of directors and newly created directorships are filled for the unexpired term only by the vote of a majority of the remaining directors in office.

•

Special Meetings of Stockholders — Under the restated certificate of incorporation and by-laws, stockholders may not call a special meeting of stockholders. Only the board of directors, by resolution adopted by a majority of the entire board, may call a special meeting of stockholders.

•

Action by Written Consent — The Delaware General Corporation Law provides that, unless specifically prohibited by the restated certificate of incorporation, any action required or permitted to be taken by stockholders of a corporation may be taken without a meeting if a written consent setting forth the action to be taken is signed by the holders of outstanding shares of capital stock having the requisite number of votes that would be necessary to authorize or take the action at a meeting of stockholders. Our restated certificate of incorporation requires that stockholder action be taken at a meeting of stockholders and prohibits stockholder action by written consent.

•

Business Combinations — The restated certificate of incorporation provides that mergers, consolidations, sales or other transfers of assets of, issuances or reclassifications of securities of, or adoptions of plans of liquidation by Unisys (individually, a “corporate transaction”) must be approved by 80% or more of the voting stock when the action involves a person (a “20% stockholder”) who beneficially owns more than 20% of the then outstanding shares of voting stock, unless minimum price, form of consideration and procedural requirements (the “fair price provisions”) are satisfied or unless a majority of the directors not affiliated with the 20% stockholder approve the corporate transaction.

The affirmative vote of 80% or more of the then outstanding shares of voting stock is required to amend, alter or repeal the provisions of the restated certificate of incorporation and by-laws discussed above.

The purpose of the provisions of the restated certificate of incorporation and by-laws relating to (1) a classified board of directors; (2) the removal of directors and the filling of vacancies; (3) the prohibition of stockholder action by written consent and (4) supermajority voting requirements for the repeal of these provisions is to help assure the continuity and stability of our business strategies and policies and to discourage many types of transactions that involve an actual or threatened change of control of Unisys. They are designed to make it more difficult and time-consuming to change majority control of the board of directors and thus to reduce the vulnerability of Unisys to an unsolicited takeover proposal that does not contemplate the acquisition of at least 80% of the voting stock or to an unsolicited proposal for the restructuring or sale of all or part of the company.

These charter and by-law provisions may make more difficult or discourage a proxy contest, or the assumption of control, by a holder of a substantial block of shares of common stock, or the removal of the incumbent board of directors, and could thus increase the likelihood that incumbent directors will retain their positions. In addition, since the fair price provisions discussed above provide that corporate transactions involving Unisys and a 20% stockholder may not be consummated without the approval of a majority of unaffiliated directors (unless the transaction meets specified criteria or is approved by supermajority vote), these provisions could give incumbent management the power to prevent certain takeovers. The fair price provisions may also discourage attempts to effect a “two-step” acquisition in which a third party purchases a controlling interest in cash and acquires the balance of the voting stock for less desirable consideration. Under the classified board and related provisions, the third party would not immediately obtain the ability to control the board of directors through its first-step acquisition and, under the fair price provisions, having made the first-step acquisition, the third party could not acquire the balance of the voting stock for a lower price without a supermajority vote or the approval of a majority of the unaffiliated directors.

These provisions of the restated certificate of incorporation and by-laws help ensure that the board of directors, if confronted with an unsolicited proposal from a third party that has acquired a block of shares of common stock, will have sufficient time to review the proposal and to consider appropriate alternatives for Unisys stockholders.

These provisions are also intended to encourage persons seeking to acquire control of Unisys to initiate such an acquisition through arm’s-length negotiations with the board of directors, who would then be in a position to negotiate a transaction that would treat all stockholders in substantially the same manner. The provisions may have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of Unisys, even though such an attempt might be beneficial to the company and its stockholders. In addition, since the provisions are designed to discourage accumulations of large blocks of shares of common stock by purchasers whose objective is to have those shares repurchased by the company at a premium, the provisions could tend to reduce the temporary fluctuations in the market price of common stock caused by these accumulations. Accordingly, Unisys stockholders could be deprived of the opportunity to sell their shares at a potentially higher market price.